Exhibit 99.1

Apex Global Brands Reports Third Quarter 2020 Financial Results

Third Quarter Fiscal 2020 Highlights versus Third Quarter Fiscal 2019:

•	Revenues declined to $4.9 million from $5.8 million
•	Adjusted EBITDA decreased to $1.7 million from $2.6 million
•	Net loss from continuing operations of $6.8 million compared to a net gain of $0.1 million
•	SG&A expenses remained flat at $3.2 million and reduced 13% year-over-year for the first nine months of Fiscal 2020, as compared to the same time period in Fiscal 2019
•	Annual guidance reduced for the fiscal year ending February 1, 2020

SHERMAN OAKS, CA (December 20, 2019) — Apex Global Brands (Nasdaq: APEX), a global brand ownership and marketing organization that manages, creates and elevates a growing portfolio of high-equity lifestyle brands, today reported financial results for its third quarter of Fiscal 2020, which ended November 2, 2019.

"Retail and Industry headwinds continued to challenge our growth and profitability during the third quarter, resulting in an EBITDA debt covenant miss, to which our senior lender has agreed to forbear its rights under the senior secured credit facility through February 28, 2020,”said Henry Stupp, Chief Executive Officer of Apex Global Brands. “The weakening of the British pound, increased U.S. tariffs and the impact of Brexit continued to hamper our progress in core markets. While recent news related to the elimination of tariffs and the strengthening of the British Pound are positives for our industry, these macroeconomic conditions have impacted our ability to return to revenue growth and increased profitability in the near term.”

Mr. Stupp continued, "Despite these challenges, we believe that the underpinning for future growth and profitability for the brands we own, the brands we create and the brands we elevate, combined with our more efficient operating model, should allow for increased revenue and profit in the future.  We continue to see growing interest for our brands including a new long-term partnership for the Tony Hawk brand in China, Japan and South Korea, where we recently signed a multi-year partnership with a large, experienced retailer and wholesaler, United Trademarks Group. UTG is a brand expert across Asia, and we strongly believe that this partnership will help us maximize the wholesale distribution of Tony Hawk licensed products.

“Our Hi-Tec portfolio of brands also continues to make progress, and during the third quarter we signed a number of new collaborations across Europe and North America. We are working closely with our footwear, apparel and accessory licensees to drive growth and retail expansion in numerous markets going forward. In addition, while the retail performance related to our design services collaboration with Walmart China is trending positively, we are still in the early stages of what we believe will be a significant future growth opportunity in the region.”

Mr. Stupp concluded, “Management and our Board of Directors are focused on not only enhancing our brand portfolio, but importantly, strengthening our balance sheet and improving our liquidity. We remain committed to rationalizing our SG&A spending, which decreased 13% for the first nine months of Fiscal 2020 compared to the prior-year period. In addition, we recently engaged an advisory firm to tap into their expertise in order to increase revenue, divest under-performing assets, further reduce costs and improve our bottom line.”

Revenues

Revenues were $4.9 million in the third quarter of Fiscal 2020, a decrease of 16% from $5.8 million in the prior year. On a year-to-date basis, revenues were $15.5 million for the first nine months of Fiscal 2020, compared to $18.3 million in the prior year period, a decrease of 15%. This year-over-year decline in revenue reflects decreases in royalties from the Company’s Cherokee®, Hi-Tec®, Magnum® and Interceptor® brands. Third quarter and nine-month revenues were also lower due to the non-renewal of the Company’s Cherokee® license in South Africa at the end of Fiscal 2019, which has yet to be replaced, and the disposition of the Flip Flop Shops franchise business in June 2018.

The recent strengthening of the British pound compared to the U.S. dollar will have a positive effect on certain of the Company’s royalties, but during its third quarter, revenues continued to be negatively affected by the weaker British pound and euro in relation to the U.S. dollar in comparison to the prior year.  The soft retail climate across Europe, the economic uncertainty regarding Brexit, global trade wars and increased tariffs on footwear and apparel also negatively affected the Company’s revenues during the quarter.

Decreases in revenues were partially offset by revenues from the Company’s new design services agreement with Walmart China. Although revenues from this agreement were lower than anticipated during the third quarter, retail performance in China has been trending positively.

In response to the decline in revenues, management has enacted additional cost savings measures to increase working capital and Adjusted EBITDA.

Business Update

As of November 2, 2019, Apex Global Brands had 45 continuing license agreements in approximately 140 countries. In the third quarter Fiscal 2020, the Company announced the following brand partnerships, collaborations and launches:

•	Brand Partnerships:
o

In December, the Tony Hawk® apparel and Tony Hawk® Signature lines entered into a new licensing partnership with United Trademarks Group in China, Japan and South Korea. The multi-year partnership broadens the brands’ impact globally and will help maximize Apex’s wholesale distribution of licensed products. The Company believes that the new partnership, which will begin introducing product to the market in summer 2020, will benefit from the increased awareness associated with the introduction of skateboarding to the Summer Olympic Games in Japan this coming July. Further, the world skateboarding market continues to see significant growth. Over the next five years, the industry is anticipated to increase in size by a compounded annual growth rate of 3.1%, totaling $2.4 billion by 2024.[1]

o

In September, Apex welcomed Stem Holdings, a vertically-integrated cannabis company, to its portfolio of licensees. Stem Holdings is in the process of developing custom CBD products inspired by the Hi-Tec® and Everyday California® brands. First shipments of product will take place in early calendar year 2020.

o

In November, the Duke of Edinburgh’s Award announced a partnership with Hi-Tec® as the Recommended Kit supplier for low- and mid-tier expedition boots. The partnership will begin on January 1, 2020 and last for a duration of three years.

o	In December, Apex entered into a new multi-year North American license for its Sideout Sportswear brand with Brand X Marketing with an anticipated launch summer 2020.

[1]	Data provided by Grand View Research, a U.S.-based market research and consulting company.

o

Additionally, the Company is in the process of securing and expanding its distribution for its core brands in India, China, Japan and South Korea, along with the further expansion of its Cherokee® brand in Europe and Asia.

•	Brand Collaborations:
o

In October, Hi-Tec’s premium footwear and apparel brand, HTS74, collaborated with legendary Japanese fashion designer Junya Wantanabe at Paris Fashion Week. The collaboration with Junya Wantanabe features a re-envisioned HTS74 neon shoe, which will be available for purchase at select retailers globally and Comme des Garçons stores in spring 2020.

o	The Company is in the process of securing additional collaborations for Hi-Tec, Magnum, Cherokee, and Tony Hawk to increase awareness, retail distribution and demand for its branded products.

Operating and Non-operating Expenses

Selling, general and administrative expenses, which comprise the Company’s normal operating expenses, were $3.2 million, consistent with the third quarter of the prior year. For the first nine months of Fiscal 2020, selling, general and administrative expenses totaled $10.1 million, down 13% from $11.6 million in the prior-year period. This year-over-year decrease reflects the beneficial impact of the Company’s restructuring efforts, which have resulted in reduced spending for payroll and general operating costs. The Company also decreased the size of its Board of Directors, and independent directors have received their Fiscal 2020 compensation in the form of common stock.

The Company’s other operating expenses include non-cash charges of $0.4 million for stock-based compensation and depreciation & amortization and $0.2 million for business acquisition & integration and restructuring costs. Also, in the third quarter of Fiscal 2020, the Company recorded a $5.0 million non-cash impairment charge to adjust certain trademarks to their estimated fair values.  Additional information regarding this adjustment can be found in the Company’s Form 10-Q for the quarter ended November 2, 2019, which was filed today with the Securities and Exchange Commission.

Interest expense was $2.2 million for the quarter, which includes $0.6 million of non-cash charges for deferred financing costs. In addition to ongoing interest payments, the third quarter of the prior-year also included $0.8 million of interest payments and $3.2 million of non-cash charges related to refinancing the Company's former credit facility, which did not repeat in Fiscal 2020.

The Company’s provision for income taxes totaled $0.7 million for the third quarter of Fiscal 2020 and $2.0 million for the first nine-months of Fiscal 2020, of which $0.4 million and $1.2 million, respectively, was non-cash deferred tax expense.  The Company is not recognizing the benefit of its deferred income taxes and accumulated net operating losses in its financial statements due to the uncertainty of realizing these benefits.

Profitability Measures

The $3.9 million operating loss for the third quarter of Fiscal 2020 was driven by the non-cash impairment charge of $5.0 million.  The third quarter of the Fiscal 2019 reflected operating income of $2.1 million. Operating loss for the first nine months of Fiscal 2020 was $1.7 million, compared to an operating loss of $0.5 million for the first nine months of the prior year.

Net loss from continuing operations was $6.8 million for the third quarter of Fiscal 2020, or a loss of $1.23 per diluted share, on 5.5 million shares outstanding, compared to net income of $0.1 million, or $0.01 per diluted share, on 4.7 million shares outstanding, in the third quarter of the prior year. These share and per share amounts reflect the one-for-three stock split that was implemented in September 2019.

Net loss from continuing operations for the first nine months of Fiscal 2020 was $10.4 million, or a loss of $1.93 per diluted share, on 5.4 million shares outstanding, compared to a net loss of $11.7 million, or a loss of $2.50 per diluted share, on 4.7 million shares outstanding, in the prior year.

Adjusted EBITDA decreased to $1.7 million for the third quarter of Fiscal 2020, compared to $2.6 million in the prior year. This decline was due primarily to the lower revenues discussed above.  Adjusted EBITDA for the first nine months of Fiscal 2020 decreased to $5.4 million, compared to $6.7 million for the first nine months of Fiscal 2019.

Balance Sheet & Liquidity Measures

At the end of the third quarter, November 2, 2019, the Company had cash and cash equivalents of $1.4 million. The Company’s current cash balance is approximately $2.0 million.

The Company has outstanding borrowings totaling $57.6 million, including its senior secured credit facility and subordinated promissory notes. The loans are subject to financial covenants, including maintaining specified levels of Adjusted EBITDA (currently $9.5 million on a trailing 12-month basis). The Company’s operating results for the 12 months ending November 2, 2019 were below the minimum EBITDA covenant. However, the Company’s senior lender has agreed to forbear from enforcing its rights under the senior secured credit facility through February 28, 2020.  At November 2, 2019, the Company’s total borrowings are reflected as a current obligation in its balance sheet, net of deferred financing costs.  Additional information regarding the event of default and the related forbearance is available in Apex’s report on Form 10-Q for the quarter ended November 2, 2019 that was filed today with the Securities and Exchange Commission.

In response to this Adjusted EBITDA shortfall, the Company has enacted additional cash saving measures and is in negotiations for new and amended licenses to increase working capital and Adjusted EBITDA. The Company is also actively evaluating other potential sources of liquidity, including the disposition of certain assets and further negotiations with lenders.

In addition, Apex Global Brands has recently engaged an advisor to study the Company’s existing brand portfolio and make recommendations on how to enhance the portfolio by further developing current brands, introducing prospective new licensees, divesting underperforming brands and acquiring new brands. In completing this analysis, the advisor will look to identify ways to increase Apex Global Brands’ revenue, contain company costs and achieve Adjusted EBITDA levels in compliance with the Company’s current financial covenants.

Reverse Stock Split

On September 27, 2019, the Company effected a one-for-three reverse stock split, which reduced the number of the Company’s outstanding shares of common stock from approximately 16.6 million shares to approximately 5.5 million shares and reduced the number of authorized shares of common stock from 30.0 million shares to 10.0 million shares.

Subsequent to the reverse stock split, the Nasdaq Hearings Panel found that the Company was in compliance with the Nasdaq listing requirements, but that the Company would be subject to a monitoring period that ends in December 2020. For further information on the compliance requirements and monitoring procedures, please refer to the Company’s Form 10-Q for the quarter ended November 2, 2019 that was filed today with the Securities and Exchange Commission.

Fiscal 2020 Outlook
The Company is updating its guidance for its fiscal year ending February 1, 2020 to account for the continuing negative impact on its royalty revenues of economic uncertainty, Brexit, foreign currency fluctuations and other factors. The Company continues to take steps to further reduce its selling, general and administrative expenses.

•	Full year revenues are now anticipated to be in the range of $21.0 million to $21.5 million;
•	Selling, general and administrative expenses are now anticipated to be in the range of $13.2 million to $13.3 million;
•	Adjusted EBITDA is now expected to be in the range of $7.8 million to $8.2 million.

About Apex Global Brands
Apex Global Brands is a global brand ownership and marketing organization that manages, creates and elevates a growing portfolio of high-equity lifestyle brands. The brand portfolio spans multiple consumer product categories and retail tiers around the world and includes Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Cherokee®, Tony Hawk®, Liz Lange®, Point Cove®, Carole Little®, Everyday California® and Sideout®. The Company currently maintains license agreements with leading retailers and manufacturers that span approximately 140 countries in over 20,000 retail locations and digital commerce. For more information, please visit the Company's website at apexglobalbrands.com.

Forward Looking Statements

This news release may contain forward-looking statements regarding future events and the future performance of Apex Global Brands. Forward-looking statements in this press release include, without limitation, express or implied statements regarding: the Company’s forecasted operating results for Fiscal Year 2020, including impacts from potential tariffs, currency fluctuations and Brexit; the Company’s expectations regarding its new and existing license agreements and the performance of its licensees thereunder; the Company’s ability to sustain necessary liquidity and grow its business; and anticipated market developments and opportunities. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the Company and its partners will not achieve the results anticipated in the statements made in this release; risks that anticipated revenues will be lower than anticipated or that expenses will be higher than anticipated, which could cause the Company to fail to meet the financial covenants in its credit facility and thereby give its lender the right to terminate the forbearance and declare an event of default and to exercise its rights under the credit facility; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; our level of indebtedness and restrictions under our indebtedness; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service. A more detailed discussion of such risks and uncertainties are described in the Company’s annual report on Form 10-K filed on April 23, 2019, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC the Company makes from time to time. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company’s safe harbor statement. This forecast is made as of the date of this release, and the Company undertakes no obligation to update or amend this guidance whether as a result of new information, future events or otherwise.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA, may be considered non-GAAP financial measures. Apex believes this information is useful to investors as a measure of profitability, because it helps them compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization, and the cost of acquiring or disposing of businesses and restructuring our operations. In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. A reconciliation of net loss from continuing operations as reported in our consolidated statements of operations is reconciled to Adjusted EBITDA in tabular form later in this release under the heading "Reconciliation of GAAP to Non-GAAP Financial Data".

Investor Contacts:

Apex Global Brands

Steve Brink, CFO

818-908-9868

Addo Investor Relations

Kimberly Esterkin/Patricia Nir

310-829-5400

APEX GLOBAL BRANDS

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	November 2, 2019	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$1,448	$4,284
Accounts receivable, net	5,352	4,363
Other receivables	290	339
Prepaid expenses and other current assets	650	857
Total current assets	7,740	9,843
Property and equipment, net	511	620
Intangible assets, net	59,312	64,751
Goodwill	16,252	16,252
Accrued revenue and other assets	6,391	1,645
Total assets	$90,206	$93,111
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,794	$3,120
Other current liabilities	3,785	4,714
Current portion of long-term debt	55,219	1,300
Deferred revenue—current	3,869	1,626
Total current liabilities	65,667	10,760
Long-term liabilities:
Long-term debt	—	53,154
Deferred income taxes	13,218	12,055
Long-term lease liabilities	3,616	—
Other liabilities	2,162	2,807
Total liabilities	84,663	78,776
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.06 par value, 10,000,000 shares authorized, shares issued 5,570,530 (November 2, 2019) and 4,900,318 (February 2, 2019)	334	294
Additional paid-in capital	78,154	76,633
Accumulated deficit	(72,945)	(62,592)
Total stockholders’ equity	5,543	14,335
Total liabilities and stockholders’ equity	$90,206	$93,111

APEX GLOBAL BRANDS

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Revenues	$4,894	$5,842	$15,549	$18,317
Operating expenses:
Selling, general and administrative expenses	3,193	3,234	10,117	11,577
Stock-based compensation	153	241	876	666
Business acquisition and integration costs	73	—	284	307
Restructuring charges	138	—	180	5,615
Intangible asset impairment charge	5,000	—	5,000	—
Loss (gain) on sale of assets	—	25	—	(546)
Depreciation and amortization	232	292	743	1,223
Total operating expenses	8,789	3,792	17,200	18,842
Operating income (loss)	(3,895)	2,050	(1,651)	(525)
Other income (expense):
Interest expense	(2,182)	(1,910)	(6,678)	(6,007)
Other income (expense), net	(59)	14	2	(3,219)
Total other expense, net	(2,241)	(1,896)	(6,676)	(9,226)
Income (loss) before income taxes	(6,136)	154	(8,327)	(9,751)
Provision for income taxes	692	91	2,026	1,980
Net income (loss)	$(6,828)	$63	$(10,353)	$(11,731)
Net loss per share:
Basic earnings (loss) per share	$(1.23)	$0.01	$(1.93)	$(2.50)
Diluted earnings (loss) per share	$(1.23)	$0.01	$(1.93)	$(2.50)
Weighted average common shares outstanding:
Basic	5,534	4,716	5,359	4,686
Diluted	5,534	4,716	5,359	4,686

APEX GLOBAL BRANDS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL DATA
 (In thousands)

We define Adjusted EBITDA as net income before (i) interest expense, (ii) other (income) expense, net, (iii) provision for income taxes, (iv) depreciation and amortization, (v) gain on sale of assets, (vi) restructuring charges, (vii) business acquisition and integration costs and (viii) stock-based compensation and stock warrant charges.  Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”) and it may not be comparable to similarly titled measures reported by other companies.  We use Adjusted EBITDA, along with GAAP measures, as a measure of profitability, because Adjusted EBITDA helps us compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization, and the cost of acquiring or disposing of businesses and restructuring our operations.  We believe it is useful to investors for the same reasons.  Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our long-term debt, non-operating income or expense items, our provision for income taxes, the effect of our expenditures for capital assets and certain intangible assets, or the costs of acquiring or disposing of businesses and restructuring our operations, or our non-cash charges for stock-based compensation and stock warrants.  A reconciliation from net loss from continuing operations as reported in our condensed consolidated statement of operations to Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net loss	$(6,828)	$63	$(10,353)	$(11,731)
Provision for income taxes	692	91	2,026	1,980
Interest expense	2,182	1,910	6,678	6,007
Other (income) expense, net	59	(14)	(2)	3,219
Depreciation and amortization	232	292	743	1,223
Intangible asset impairment charge	5,000	—	5,000	—
Loss (gain) on sale of assets	—	25	—	(546)
Restructuring charges	138	—	180	5,615
Business acquisition and integration costs	73	—	284	307
Stock-based compensation	153	241	876	666
Adjusted EBITDA	$1,701	$2,608	$5,432	$6,740